                                                                   EXHIBIT 4 (k)

                                  CONFIRMATION

Date:                               November 16, 2004

To:                                 GE Commercial Equipment Financing, LLC,
                                    Series 2004-1 ("Party B")

Attention:                          Manager, Conduit Administration

From:                               General Electric Capital Services, Inc.
                                    ("Party A")

Transaction Reference Number:       17657

The purpose of this letter agreement is to set forth the terms and conditions of the Transaction entered into between us on the Trade Date referred to below. This letter constitutes a "Confirmation" as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swap and Derivatives Association, Inc., as such definitions are modified and amended by the Schedule to the Master Agreement) (the "Definitions") are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms a part of, and is subject to, the ISDA Master Agreement dated as of November 16, 2004, as amended or supplemented from time to time (the "Master Agreement") between you and us. All provisions contained in the Master Agreement shall govern this Confirmation except as expressly modified below.

The capitalized terms used herein and not otherwise defined herein, in the Master Agreement or in the Definitions shall have the meanings assigned to them in the Indenture, dated as of November 16, 2004, between Party A and JPMorgan Chase Bank, N.A., as Indenture Trustee (the "Indenture") and the Servicing Agreement, dated as of november 16, 2004, between Party A and General Electric Capital Corporation, as Servicer (the "Servicing Agreement"), each as amended or supplemented from time to time.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:                CMT Rate Swap

Notional Amount:                    With respect to any Calculation Period, the
                                    product of (i) the aggregate Loan Value of Loans that bear interest based on a one-year constant treasury maturity index (the "CMT
                                    Rate Loans") as of the beginning of the
                                    calendar month in which the Calculation
                                    Period commenced; and (ii) the lesser of (x) the quotient of (a) the Outstanding
                                    Principal Balance of the Notes immediately after the Payment Date on which such Calculation Period commences; divided by (b) the Pool Balance as of the beginning of the calendar month in which the Calculation Period commenced and (y) 1.0. The Notional Amount for the first Calculation Period is USD
                                    19,862,490.57.

Trade Date:                         November 10, 2004

Effective Date:                     November 16, 2004

Termination Date:                   The earlier of (i) the Payment Date
                                    occurring in December 2015; (ii) the Payment
                                    Date on which the aggregate outstanding Loan
                                    Values of the CMT Rate Loans is zero; (iii) the Payment Date on which the Outstanding
                                    Principal Balance of the Notes is reduced to zero and (iv) an Early Termination Date.

Payment Date:                       One Business Day prior to the last day of
                                    each Calculation Period.

Calculation Period:                 Initially, the period from and including the
                                    Effective Date to but excluding, December
                                    20, 2004, and for each period thereafter, from and including the twentieth day of each calendar month to and excluding the twentieth day of the next calendar month.

Business Day Convention:            Following

Business Day:                       New York

Party B Floating Rate Amounts:

  Party B Floating Rate Payer:      Party B

  Party B Floating Rate Payer
  Payment Date:                     Each Payment Date

  Party B Floating Rate Payer
  Period End Dates:                 Last day of each Calculation Period, subject
                                    to adjustment in accordance with the
                                    Following Business Date Convention.

  Party B Floating Rate:            CMT Rate

                                    "CMT Rate" means with respect to any
                                    Interest Accrual Period, a rate based upon the one-year constant treasury maturity index applicable to the CMT Loans as determined by Party B.

  Spread:                           22.5 bps (.225%) per annum

  Party B Floating Rate Day
    Count Fraction:                 30/360

LIBOR Floating Rate Amounts:

  LIBOR Floating Rate Payer:        Party A

  LIBOR Floating Rate Payer
  Payment Dates:                    Each Payment Date

  LIBOR Floating Rate Payer
  Period End Dates:                 The last day of each Calculation Period,
                                    subject to adjustment in accordance with the Following Business Date Convention.

  Reset Date:                       The first day of each Calculation Period,
                                    subject to adjustment in accordance with the Following Business Date Convention.

  LIBOR Floating Rate:              USD-LIBOR-BBA

  Designated Maturity:              One month

  Cap Rate:                         N/A

  LIBOR Floating Rate Day
  Count Fraction:                   Actual/360

  Compounding:                      N/A

  Business Days:                    New York

Calculation Agent:                  Party A

Account Details

      Payments to Party A: To be provided in written instructions.

      Payments to Party B: To be provided in written instructions.

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     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

                                    GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                    By: __________________________________
                                        Name:
                                        Title:

Accepted and confirmed as of
the date first above written:

GE COMMERCIAL EQUIPMENT FINANCING LLC, SERIES 2004-1
By: CEF Equipment Holding, L.L.C.
    its Managing Member

By: ________________________________
    Name:
    Title: